Exhibit 99.1
METC Receives Approval by FERC for Forward-Looking Attachment O Request
Adjusted rate mechanism allows for current recovery of and on infrastructure improvements planned to enhance electric reliability in Michigan’s Lower Peninsula
NOVI, Mich., Dec 21, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Michigan Electric Transmission Company, LLC (METC), subsidiary of ITC Holdings Corp. (NYSE: ITC), announced today that the Federal Energy Regulatory Commission (FERC) conditionally approved a joint filing made by the Midwest Independent Transmission System Operator, Inc. and METC to allow METC to recover its expenses and investments in transmission property, plant and equipment on a current rather than on a historical basis. As a result, METC will now collect revenues based on current investments.
As part of a seven-year program, METC plans to invest approximately $600 million to rebuild and upgrade existing equipment, relieve congestion, enhance system reliability and provide access to generation sources.
“FERC’s recent approval of METC’s forward-looking Attachment O not only better positions us to be able to invest in transmission for the benefit of our customers, but it also demonstrates FERC’s continued support of transmission infrastructure investments,” said Joseph L. Welch, president and CEO of ITC Holdings. “As a new subsidiary of ITC Holdings, we plan to leverage our expertise and continue in efforts to rebuild the transmission grid.”
The FERC order authorizes METC to use an annual forward-looking test period for rates commencing January 1 through December 31 of that same year. FERC also approved a true-up mechanism to correct for any differences between billed revenue based on forecasted costs and investment and revenues needed to recover actual costs and services. METC’s forward-looking Attachment O is also subject to the outcome of METC’s rate case currently pending in FERC Docket No. ER06-56.
FERC’s order was issued in FERC Docket No. ER07-95-000 and can be accessed at FERC’s website at http://www.ferc.gov .
About METC
Michigan Electric Transmission Company, LLC (METC) is a stand-alone electricity transmission company recently acquired by ITC Holdings Corp. (NYSE: ITC) and is responsible for operating the transmission system that serves approximately six million people throughout Michigan’s Lower Peninsula. METC’s operating assets consist primarily of approximately 5,400 circuit miles of transmission lines, approximately 43,000 transmission towers and poles and 80 stations, which connect METC’s transmission lines to generation resources, distribution facilities and neighboring transmission systems. METC’s goal is to invest in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. For more information on METC, please visit http://www.metcllc.com.
SOURCE ITC Holdings Corp.
Lisa Aragon of METC for ITC Holdings Corp., +1-248-835-9300, laragon@itc-holdings.com
http://www.metcllc.com
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